EXHIBIT 99.1

Havertys Reports Earnings for Third Quarter 2018

Atlanta, Georgia, October 30, 2018 – HAVERTYS (NYSE:  HVT and HVT.A) reports earnings per share of $0.39 for the third quarter of 2018, compared to $0.28 for the third quarter in 2017.  The earnings per share for the nine months ended September 30, 2018 is $0.98, compared to $0.84 for the same period of 2017.
Clarence H. Smith, chairman, president and chief executive officer, said, "We had a solid third quarter and made strides in key operational areas of distribution and store count right-sizing. Our sales for the period were good and we had improved gross margins for the quarter. The performance of several of our new product lines is very encouraging as we enter the fourth quarter.

"The 10% tariff on furniture, accessories, and related components imported into the U.S. from China went into effect for goods received at U.S. ports on September 25, 2018. This new tariff is scheduled to increase to 25% on January 1, 2019. We have been working closely with our vendor partners to find workable solutions related to this new cost. We do not believe that the tariffs will have a significant impact on our results from operations for the fourth quarter of 2018. The result of an increase to 25% is less clear and more pessimistic for the start of next year. We are currently talking with our suppliers on 2019 pricing and possible options for movement of production to other countries and we are evaluating retail price increases and merchandise selection. We anticipate having better visibility on resolution on many of these variables by the end of the year."

Financial Highlights
Third Quarter 2018 Compared to Third Quarter 2017
•	As previously announced, net sales increased 1.4% to $210.5 million. Comparable store sales increased 2.6%.
•	Total written sales were up 1.8% and written comparable store sales rose 2.6%.
•	Average written ticket increased 5.9% and custom upholstery written business grew 10.6%.
•	Gross profit margins increased 90 basis points to 54.8%. Merchandise pricing and product mix and reduced product markdowns contributed to the improvement with a smaller negative LIFO impact.

NEWS RELEASE – OCTOBER 30, 2018

•
SG&A costs as a percent of sales were 49.0% in 2018 and 49.2% in 2017. Total SG&A dollars were up $1.1 million as higher labor and fuel costs drove increases in warehouse and delivery expenses and administrative costs rose due to increased compensation expense. These increases were partly offset by decreased occupancy expense.

•	Other expense (income), net is composed primarily of a $0.8 million loss on disposal of property used as a delivery truck drop-site.
Nine Months ended September 30, 2018 Compared to Same Period of 2017
•	Net sales increased 0.6% to $608.8 million. Comparable store sales increased 0.9%.
•	Average written ticket rose 3.7 % and custom upholstery sales increased 9.6%.
•	Gross profit margins were 54.6% versus 54.3% as a percent of sales.
•
SG&A costs as a percent of sales were 49.8% for 2018 versus 49.5% for 2017. Total SG&A dollars rose $3.6 million due to increased warehouse and delivery costs, administrative expenses, and selling costs.

•	Other expense (income), net is primarily from the disposal of assets.
Expectations and Other
•
Total delivered sales for the fourth quarter to date of 2018 are up approximately 0.2% and comparable store sales are up 0.6% over the same period last year.  Total written sales for the fourth quarter to date of 2018 are approximately 2.3% below the same period last year and written comparable store sales are down 1.8%.

•	We expect that gross profit margins for the full year 2018 will be approximately 54.5%.
•
Our estimate for fixed and discretionary type SG&A expenses for 2018 is $257.0 to $259.0 million compared to $257.0 million for these same costs in 2017. The variable type costs within SG&A for the full year of 2018 are expected to be 18.5% percent of sales compared to 18.2% in 2017.

•	We plan to enter the Chattanooga, TN market with a store at the end of 2018 and are closing stores in Raleigh, NC and Monroe, LA during the fourth quarter.
•
Our standard selling square footage should decrease approximately 2.2% in 2018 and the expansion of the western distribution center increased warehouse square footage by 156,000. Total capital expenditures are estimated to be approximately $20.0 million in 2018.

NEWS RELEASE – OCTOBER 30, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net Sales	$210,547	$207,647	$608,765	$604,904
Cost of goods sold	95,175	95,632	276,689	276,175
Gross Profit	115,372	112,015	332,076	328,729
Credit service charges	24	38	81	126
Gross profit and other revenue	115,396	112,053	332,157	328,855

Expenses:
Selling, general and administrative	103,185	102,099	302,942	299,310
Provision for doubtful accounts	34	18	58	181
Other expense (income), net	713	(276)	(98)	(1,430)
Total expenses	103,932	101,841	302,902	298,061

Income before interest and income taxes	11,464	10,212	29,255	30,794
Interest expense, net	260	493	1,184	1,641

Income before income taxes	11,204	9,719	28,071	29,153
Income tax expense	2,852	3,736	7,192	10,999
Net income	$8,352	$5,983	$20,879	$18,154

Diluted earnings per share:
Common Stock	$0.39	$0.28	$0.98	$0.84
Class A Common Stock	$0.38	$0.27	$0.94	$0.81

Diluted weighted average shares outstanding:
Common Stock	21,230	21,610	21,408	21,582
Class A Common Stock	1,765	1,798	1,766	1,804

Cash dividends per share:
Common Stock	$0.1800	$0.1500	$0.5400	$0.3900
Class A Common Stock	$0.1700	$0.1425	$0.5100	$0.3675

NEWS RELEASE – OCTOBER 30, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands – Unaudited)

	September 30, 2018	December 31, 2017	September 30, 2017
	(Unaudited)		(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$96,269	$79,491	$86,903
Restricted cash and cash equivalents	8,226	8,115	8,089
Accounts receivable, net	1,827	2,408	2,706
Inventories	108,344	103,437	99,664
Prepaid expenses	9,818	11,314	8,910
Other current assets	6,291	5,922	6,973
Total current assets	230,775	210,687	213,245

Accounts receivable, long-term, net	227	254	311
Property and equipment, net	220,286	229,215	226,693
Deferred income taxes	12,896	12,375	21,339
Other assets	9,400	8,798	8,611
Total assets	$473,584	$461,329	$470,199

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,926	$20,501	$26,550
Customer deposits	30,541	27,813	29,454
Accrued liabilities	41,713	37,582	38,418
Current portion of lease obligations	3,938	3,788	3,733
Total current liabilities	101,118	89,684	98,155

Lease obligations, less current portion	47,829	50,803	51,523
Other liabilities	32,214	26,700	26,549
Total liabilities	181,161	167,187	176,227

Stockholders' equity	292,423	294,142	293,972
Total liabilities and stockholders' equity	$473,584	$461,329	$470,199

NEWS RELEASE – OCTOBER 30, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Nine Months Ended September 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,879	$18,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,650	22,819
Stock-based compensation expense	3,781	3,045
Deferred income taxes	(592)	(2,990)
Gain on insurance recovery	(307)	(1,531)
Proceeds from insurance recovery	266	916
Provision for doubtful accounts	58	181
Other	866	626
Changes in operating assets and liabilities:
Accounts receivable	550	1,508
Inventories	(4,907)	2,356
Customer deposits	2,728	4,531
Other assets and liabilities	6,534	1,977
Accounts payable and accrued liabilities	9,988	(2,844)
Net cash provided by operating activities	62,494	48,748

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,231)	(15,394)
Proceeds from sale of property and equipment	2,421	-
Proceeds from insurance for destroyed property and equipment	55	1,045
Other	-	83
Net cash used in investing activities	(15,755)	(14,266)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(2,824)	(2,577)
Taxes on vested restricted shares	(1,233)	(1,555)
Dividends paid	(11,337)	(8,223)
Common stock purchased	(14,456)	-
Construction allowance receipts	-	1,350
Net cash used in financing activities	(29,850)	(11,005)

Increase in cash, cash equivalents and restricted cash equivalents during the period	16,889	23,477

Cash, cash equivalents and restricted cash equivalents at beginning of period	87,606	71,515

Cash, cash equivalents and restricted cash equivalents at end of period	$104,495	$94,992

NEWS RELEASE – OCTOBER 30, 2018

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.
Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on Wednesday, October 31 at its website, havertys.com under the investor relations section.  If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Wednesday, November 7.  The number to access the telephone playback is 1‑888-203-1112 (access code:  8583097).
About Havertys
Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishing retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper middle price ranges.  Additional information is available on the company's website, havertys.com.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and other trade barriers and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.
Contact:
Havertys (404) 443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer
SOURCE:  Havertys